EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Thomas Adams, Ph.D.
Chief Technology Officer
818-709-1244 x 7601
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS International Receives Institutional Review Board Approval to Begin the First Stage of its Clinical Study Using NADiA™ ProsVue™ for Identifying Post-Prostatectomy Patients With Low Risk of Prostate Cancer Recurrence

CHATSWORTH, Calif., January 13, 2009 – IRIS INTERNATIONAL, INC. (NASDAQ: IRIS), announced today that it has received Institutional Review Board (IRB) approval from Duke University Medical Center to immediately begin a retrospective clinical study utilizing its NADiA™ ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay. The first stage of the clinical study will use retained serum samples of 30 patients whose prostate cancer relapse, or remission, has been clinically confirmed with imaging data or the patient’s death. The NADiA™ ProsVue™ assay will be independently used in this study to assist the Company in furthering the hypothesis that NADiA™ ProsVue™ can prognosticate patients as low risk of prostate cancer recurrence. The testing of these 30 patient samples is expected to be completed in approximately one month with the results to be incorporated into the Pre-Investigational Device (Pre-IDE) application already reviewed by the FDA. Subsequently, the Company plans to initiate a larger multi-center study which is expected to be completed and submitted with an FDA 510(k) application in the second quarter 2009.

“We are pleased with the initiation of our clinical study in furtherance of discussions we had with FDA as part of Pre-IDE submission for our NADiA™ ProsVue™ in vitro diagnostic assay. IRB approval from a leading reputable medical center such as Duke University represents an important milestone clearing the way for IRIS to immediately commence its clinical studies utilizing our NADiA™ ProsVue™ ultra sensitive assay,” stated César García, Chairman, President and CEO of IRIS International. “As previously stated, we have already identified the necessary retained patient samples for our clinical studies. Upon conclusion of the results, IRIS is planning to submit a new 510(k) application with the FDA seeking clearance of a prognostic claim for its NADiA™ ProsVue™ as an in-vitro diagnostic assay intended to be used in conjunction with clinical evaluation as an aid in predicting risk for prostate cancer recurrence after radical prostatectomy,” he said.

“We believe that our clinical studies will show that NADiA™ ProsVue™ enables the stratification of post-prostatectomy patients and will support a prognostic use that is an enhancement of the intended use proposed in our initial 510(k) submission. The ability to identify post-prostatectomy patients with low risk of prostate cancer recurrence would have substantial clinical and economic benefits that should be entitled to significant reimbursement,” stated Dr. Thomas Adams, Corporate Vice President and Chief Technology Officer of IRIS.

According to the American Cancer Society (ACS) there were an estimated 186,320 new cases of prostate cancer in the US. for 2008, with 28,660 deaths occurring from prostate cancer in the US alone, making it the second leading cause of cancer death in men. There are currently approximately two million men in the U.S. who have undergone radical prostatectomy with another 155,000 new procedures performed each year.

In a previously announced retrospective study of stored leftover serum of 85 post-prostatectomy patients, NADiA™ ProsVue™ detected levels of PSA after radical prostatectomy that were undetectable using conventional ultra sensitive assays. In this study, the NADiA™ ProsVue™ assay detected a rise of PSA concentration on an average 2-1/2 years before tPSA values reached 100 pg/mL (0.1ng/mL), the sensitivity level of conventional PSA assays.

About IRIS International

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of urine microscopy systems, with an installed based of more than 2,000 systems in over 50 countries.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include the timing for completion of the retrospective clinical study; plans to initiate a larger multi-center study, timing for submission of the FDA 510(k) application, the Company’s anticipated claims in its FDA 510(k) application, and the effects of FDA clearance of the Company’s claims, including with respect to reimbursement rates, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s internal R&D initiatives and the clinical study and 510(k) application processes. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, unanticipated delays in the commencement and consummation of the retrospective and multi-center clinical studies, unanticipated results from such studies, and delays in the 510(k) application process. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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